UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2025

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4448	36-0781620
(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	BAX (NYSE)	New York Stock Exchange
Chicago Stock Exchange
1.3% Global Notes due 2025	BAX 25	New York Stock Exchange
1.3% Global Notes due 2029	BAX 29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

Item 2.02   Results of Operations and Financial Condition.

On February 3, 2025, Baxter International Inc. (the “Company”) announced that it expects its results for the fourth quarter and full year ended December 31, 2024 to be aligned with the continuing operations guidance provided in the Company’s earnings release for the third quarter ended September 30, 2024. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of José Almeida as CEO and Chair; Appointment of Brent Shafer as Interim CEO and Chair

On February 3, 2025, the Company announced that, effective as of February 3, 2025 (the “CEO Transition Date”), José E. Almeida’s service as Chief Executive Officer (“CEO”) of the Company, Chair of the Board of Directors (the “Board”) and director has ceased and, as of such date, Mr. Almeida has transitioned into a non-executive officer role (“Special Advisor”) and will continue employment with the Company through October 31, 2025 (such date the “Separation Date”, and such period, the “Advisory Period”). As of the Separation Date, Mr. Almeida’s service relationship with the Company will cease.

On February 3, 2025, the Company announced that, effective as of the CEO Transition Date, the Board appointed Brent Shafer as interim CEO of the Company and Chair of the Board. Effective as of the CEO Transition Date, Mr. Shafer resigned from his role as Lead Independent Director of the Board and as a member of the Audit Committee and Nominating, Corporate Governance and Public Policy Committee, and Nancy Schlichting was appointed Lead Independent Director. The Board has retained a leading search firm and has begun a process to select a permanent CEO, evaluating internal and external candidates.

Mr. Shafer does not have any family relationships with any of the Company’s directors or executive officers, there are no arrangements or understandings between Mr. Shafer and any other persons pursuant to which he was selected as an officer or director, and there are no transactions between Mr. Shafer and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Mr. Shafer, age 67, has served as interim CEO and Chair of the Board since the CEO Transition Date and has served as a director of the Company since 2022. He served as the Lead Independent Director of the Board from 2023 to the CEO Transition Date. He is the former Chair and Chief Executive Officer of Cerner Corporation (“Cerner”), a leading provider of various health information technologies, ranging from medical devices to electronic health records to hardware, serving in this role from 2018 to 2021. Prior to Cerner, Mr. Shafer held a number of roles at Philips Healthcare (“Philips”), including Chief Executive Officer of Philips North America, a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Mr. Shafer was also the Chief Executive Officer of Philips Home Healthcare Solution business. Before joining Philips, Mr. Shafer was Vice President and General Manager of the Patient Care Environment Division of Hill-Rom Holdings, Inc. and worked at GE Medical Systems where he served in key positions in sales, marketing, and general management. Mr. Shafer has also held senior roles at Hewlett Packard’s Medical Products Group and Johnson & Johnson. Mr. Shafer currently serves as a director of Tactile Systems Technology, Inc. (Nasdaq: TCMD) and Veracyte, Inc.(Nasdaq: VCYT).

Letter Agreement with Mr. Almeida

On February 1, 2025, the Company and Mr. Almeida entered into a letter agreement (the “Almeida Letter Agreement), pursuant to which (1) his service as CEO, Chair of the Board and director ceased as of the CEO Transition Date and (2) on the CEO Transition Date, he transitioned into the role of Special Advisor and will continue employment in such role through the Separation Date.

As compensation for services performed as Special Advisor during the Advisory Period, Mr. Almeida will receive a salary based on an annual rate of $650,000 and continue to be eligible for the Company’s health benefits. Mr. Almeida will not be eligible to receive any bonus under the Company’s Management Incentive Compensation Program (the “MICP”) or long-term incentive awards under the Company’s long-term incentive plan for his service during 2025.

Mr. Almeida’s outstanding equity awards will continue to vest in accordance with their terms through the Separation Date, and, subject to Mr. Almeida’s compliance with certain release requirements, he will receive a lump-sum separation payment equal to $6,890,000, payable no later than 60 days following the Separation Date. In addition, for the twenty-four month period immediately following the Separation Date, the Company will arrange to provide Mr. Almeida and his dependents health insurance benefits substantially similar to those provided to him and his dependents immediately prior to the Separation Date (the “Post-Separation Health Benefits”). The Post-Separation Health Benefits will be eliminated if Mr. Almeida receives benefits of the same type during the twenty-four month period following the Separation Date.

The Almeida Letter Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The above descriptions are qualified in their entirety by reference to the terms of the Almeida Letter Agreement.

Interim CEO Agreement with Brent Shafer

On February 1, 2025, the Company and Mr. Shafer entered into a letter agreement (the “Shafer Letter Agreement) establishing the terms of his service as interim CEO and Chair of the Board, with a term commencing on the CEO Transition Date ending on the earlier of the six-month anniversary of the CEO Transition Date and the first date of employment of the successor CEO (the “Term”). Mr. Shafer’s compensation during the Term will comprise an annual base salary payable at the rate of approximately $108,333 per month, a bonus of $600,000, payable upon the first regularly scheduled payroll date following completion of and subject to his continued service through the expiration of the Term, and a one-time grant of restricted stock units under the Company’s 2021 Incentive Plan with a target grant value of $2,500,000 (the “RSUs”). The RSUs will be granted as soon as administratively practicable following the CEO Transition Date and will vest upon the expiration of the Term, subject to Mr. Shafer’s continued employment with the Company through such date. During the Term, Mr. Shafer will be eligible to use Company or charter aircraft, as applicable, for any required business and commuting travel to Company offices, and the Company will reimburse Mr. Shafer to make him whole for any taxes incurred in connection with taxable income allocated to Mr. Shafer based on his commuting travel.

The Shafer Letter Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The above descriptions are qualified in their entirety by reference to the terms of the Shafer Letter Agreement.

Appointment of Heather Knight as Chief Operating Officer

On February 3, 2025, the Company announced that, effective as of the CEO Transition Date, the Board has appointed Heather Knight as Executive Vice President, Chief Operating Officer and Interim Group President, Medical Products & Therapies (“COO”) of the Company.

Ms. Knight does not have any family relationships with any of the Company’s directors or executive officers, there are no arrangements or understandings between Ms. Knight and any other persons pursuant to which she was selected as an officer, and there are no transactions between Ms. Knight and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Ms. Knight, age 53, has led the Company’s Medical Products and Therapies segment since 2023. From 2021-2023, she served as president of the Company’s Americas region and the Company’s Acute Therapies, Clinical Nutrition, and Medication Delivery business units. She joined the Company in 2019 as general manager, U.S. Hospital Products. Throughout her 30-year career in the healthcare industry, Ms. Knight has held numerous roles of increasing leadership in general management, global upstream and commercial capacities at companies including Medtronic plc (“Medtronic”), Covidien plc (“Covidien”), Tyco International plc and Kendall Healthcare Products Company. Prior to joining the Company, she most recently served as vice president and general manager in Medtronic’s Surgical Innovations business. Ms. Knight earned her bachelor’s degree in Biological Sciences from the University of Buffalo and completed the Executive Sales Strategy and Management program from the University of Chicago Booth School of Management. Ms. Knight currently serves as a director of Waters Corporation (NYSE: WAT).

In connection with her appointment as COO, effective as of the CEO Transition Date, Ms. Knight’s (i) annual target bonus under the MICP increased to 110% and (ii) annual target long-term incentive award under the Company’s long-term incentive plan increased to $5,000,000.

Formation of Operating Committee of the Board

In addition, on February 3, 2025, the Board also announced that, effective as of the CEO Transition Date, the Board has formed a new operating committee (the “Operating Committee”) consisting of existing Board members to assist management and the Board in reviewing and identifying opportunities for improvement in the Company’s plans and strategies related to product development, manufacturing, distribution, growth and operational efficiency throughout the CEO transition. Unless the Board should otherwise determine to extend the term of the Operating Committee, it will dissolve automatically on the date that is six months following the Board’s appointment of a successor for the interim CEO.

Item 7.01   Regulation FD Disclosure

On February 3, 2025, the Company issued a press release announcing, among other things, Mr. Almeida’s departure, the appointment of Mr. Shafer as the Company’s interim CEO and Chair and Ms. Knight’s appointment as COO. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Given this announcement, the timing of the Company’s investor conference will be dependent on the appointment of a permanent CEO.

The information in Item 2.02 and Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except in the event that the Company expressly states that such information is to be considered filed under the Exchange Act or incorporates it by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibits

10.1	Letter Agreement, dated February 1, 2025, by and between José E. Almeida and the Company

10.2	Letter Agreement, dated February 1, 2025, by and between Brent Shafer and the Company

99.1	Press Release, dated February 3, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.

Date: February 3, 2025	By:	/s/ Ellen K. Bradford
Name: Ellen K. Bradford
Title: Senior Vice President and Corporate Secretary

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